CERTIFICATE

Natixis Funds Trust I

Natixis Funds Trust II

Natixis Funds Trust IV

Loomis Sayles Funds I

Loomis Sayles Funds II

Gateway Trust

Natixis ETF Trust

Natixis ETF Trust II

(the “Trusts”)

I, Paula Gilligan, Assistant Secretary of the Trust, hereby certify that the following is a true copy of the resolutions adopted by the Trustees of the Trust at a meeting held on December 6, 2021:

VOTED:	That, after considering all relevant factors, including, but not limited to, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the number of other parties named as insureds and the sizes and nature of the businesses of such parties, the blanket bond issued by National Union Fire Insurance Company, Continental Casualty Company, Everest Reinsurance Company and Berkley Regional Insurance Company providing fidelity bond protection of $53 million for the series of Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I, Loomis Sayles Funds II, Gateway Trust, Natixis ETF Trust and Natixis ETF Trust II (the “Trusts”) with a deductible of $50,000 for specified losses, is hereby approved as being reasonable in form and amount, and that the Trusts’ participation in the bond with the other named insureds is hereby approved for the period December 15, 2021 to December 15, 2022.

That the premiums to be paid for the blanket bond policies for the period from December 15, 2021 to December 15, 2022 be allocated to each Trust and each series within each Trust based on assets as of December 15, 2021, and it is hereby approved.

/s/ Paula Gilligan
Paula Gilligan
Assistant Secretary